Exhibit 99.1

COMBIMATRIX CORPORATION REPORTS

RESULTS FOR 2013 FOURTH QUARTER AND FULL YEAR

Record Revenue and Microarray Volumes Continue in Q4;

 57% Year-over-Year prenatal array revenue growth in Q4;

21.8% prenatal array revenue growth from Q3 to Q4 2013

IRVINE, California, February 19, 2014 (GLOBE NEWSWIRE) — CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company specializing in DNA-based testing services for developmental disorders and cancer diagnostics, reported today that total revenues for the fourth quarter and twelve months ended December 31, 2013 increased to $1.75 million and $6.37 million, respectively, up 18 percent and 19 percent from the comparable periods in 2012, respectively.  Revenues from the Company’s core prenatal microarray testing markets grew by 57 percent in the fourth quarter of 2013 over the corresponding period in 2012, and by 112 percent year-over-year.  Sequentially, prenatal microarray testing revenues grew by 22% from the third quarter of 2013 to the fourth quarter.  Prenatal microarray volumes grew by 74 percent and 126 percent in the fourth quarter and twelve months ended December 31, 2013, respectively, from the comparable periods in 2012.  Billable prenatal microarray tests were 674 and 2,222 for the three and twelve months ended December 31, 2013, both of which represent record prenatal microarray volumes for the Company.

CombiMatrix President and Chief Executive Officer Mark McDonough said, “We are a vastly different company from a year ago.  We have a sharper focus with millions more patients covered for microarray testing and numerous leading labs and physician groups now on board.  Our strategy to build a dominant position in the prenatal and pediatric markets continues to prove out as our commercial productivity continued to grow in Q4.  The success of that model, along with our recent financing, has allowed us to add key sales regions and further expand our commercial effort into the new year.”

Record prenatal microarray testing revenues in the fourth quarter and twelve months ended December 31, 2013 were $1.0 million and $3.6 million, respectively, as compared to $659,000 and $1.7 million in the 2012 periods.

“We intend to become the premier independent laboratory focused on delivering microarray technologies,” continued McDonough.  “Recent announcements detailing new partners in the marketplace indicate that others share that vision and value the quality and flexibility of our service offerings. We look forward to additional partnerships and commercial channels forming in 2014 in addition to growth in productivity from our growing direct sales team and acceleration of test volume growth throughout the year.”

Total operating expenses were $3.6 million in the fourth quarter of 2013 compared to $2.8 million in the fourth quarter of 2012.  The increase was driven primarily by higher test volumes, increased sales and marketing expenses from expanding the Company’s sales force and increased general and administrative costs, due primarily to one-time executive relocation costs not expected to repeat in future periods.  For the twelve months ended December 31, 2013 and 2012, total operating expenses were $12.8 million and $12.3 million, respectively.  The net increase in year-over-year operating expenses was also due to increased microarray costs from record microarray volumes and higher sales and marketing costs, partially offset by lower research and development and lower general and administrative costs as a result of cost-reduction efforts undertaken in 2012.

Cash, cash equivalents and short-term investments totaled $14.0 million as of December 31, 2013 compared to $2.4 million as of December 31, 2012.  Cash used in operating activities was $(1.5 million), $(5.6 million), $(1.4 million) and $(5.9 million) for the three and twelve months ended December 31, 2013 and 2012, respectively.  The slight increase in cash used in operating activities quarter-over-quarter was primarily due to one-time executive relocation costs incurred during the fourth quarter of 2013.

As previously reported, the Company completed a Series D convertible preferred stock financing during the 2013 fourth quarter, which resulted in gross proceeds of $12.0 million.  In addition, proceeds from the exercise of certain common stock warrants provided an additional $743,000 of cash proceeds during the 2013 fourth quarter.  Combined with prior 2013 quarterly financing activities, the Company has received cash proceeds from Series B, C and D financings and warrant exercises totaling $17.8 million, net of offering-related costs paid through December 31, 2013.  Management believes that the Company has fully mitigated its risk regarding operating as a going concern and now has sufficient cash resources to last well beyond 2014.

Conference Call

CombiMatrix will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern) today to discuss the fourth quarter 2013 financial results.  To attend the presentation by phone, dial 1-888-287-5563 for domestic callers and 1-719-457-2661 for direct dial or international callers. To listen to the call via CombiMatrix’s website, go to www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).  A replay of the presentation will be available following the presentation, either via the CombiMatrix website Investor/Events section (http://investor.combimatrix.com/events.cfm) or by dialing 1-877-870-5176 for domestic callers or 1-858-384-5517 for direct-dial international callers. When prompted, enter playback pin number 8996370.

About CombiMatrix Corporation

CombiMatrix Corporation provides valuable molecular diagnostic solutions and comprehensive clinical support for the highest quality of care.  CombiMatrix specializes in miscarriage analysis, prenatal and pediatric healthcare, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies.  CombiMatrix performs genetic testing utilizing a variety of advanced cytogenomic techniques, including microarray, standardized and customized FISH, and high resolution karyotyping. Additional information about CombiMatrix is available at www.combimatrix.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations, speak only as of the date hereof and are subject to change.  All statements, other than statements of historical fact included in this press release, are forward-looking statements.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, the ability to regain compliance with Nasdaq listing requirements, test menu expansion, services and reports development and attracting greater prenatal genetic screening business.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to:  our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests in both of our primary markets, develop and introduce new tests and related reports, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in both prenatal and developmental genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; general economic conditions; and various other factors.  Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Media Contact:
Mark McDonough	Len Hall
President & CEO, CombiMatrix Corporation	VP, Media Relations
Tel (949) 753-0624	Allen & Caron
Tel (949) 474-4300
len@allencaron.com

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
Revenues:
Diagnostic services	$1,705	$1,426	$6,204	$4,975
Clinical trial support services	—	—	—	195
Royalties	48	54	163	180
Total revenues	1,753	1,480	6,367	5,350
Operating expenses:
Cost of services	894	719	3,527	2,702
Research and development	404	297	1,011	1,400
Sales and marketing	771	574	2,764	2,596
General and administrative	1,433	1,104	5,206	5,378
Patent amortization and royalties	64	57	254	266
Total operating expenses	3,566	2,751	12,762	12,342
Net operating loss	$(1,813)	$(1,271)	$(6,395)	$(6,992)

CONSOLIDATED BALANCE SHEET INFORMATION:

	December 31,	December 31,
	2013	2012

Total cash, cash equivalents and short-term investments	$14,036	$2,372
Total assets	$16,832	$5,180
Total liabilities	$2,168	$5,905
Total stockholders’ equity (deficit)	$14,664	$(1,119)